UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2012

CRAY INC.

(Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Fifth Avenue, Suite 1000 Seattle, WA		98164
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (206) 701-2000

Registrant’s facsimile number, including area code: (206) 701-2500

None

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 24, 2012, Cray Inc. (“Cray”) announced that it entered into an Asset Purchase Agreement, dated as of April 24, 2012 (the “Purchase Agreement”), with Intel Corporation (“Intel”).

Pursuant to the terms of the Purchase Agreement, Intel agreed to acquire from Cray certain intellectual property and other assets related to the research and development of hardware network interconnect technologies (the “Interconnect Technologies”) and is permitted to make offers of employment to approximately 74 of Cray’s employees who have been engaged in the research and development of the Interconnect Technologies (the “Transferred Employees”). Intel agreed to pay a purchase price of $140 million in cash at closing. The sale, which is subject to customary closing conditions, is expected to close quickly, but in any event during the second quarter of 2012.

Cray made customary representations and warranties and covenants in the Purchase Agreement, agreeing, among other things, for a period of up to three years following the sale, not to take certain actions that would compete with Intel’s commercialization of the Interconnect Technologies, and for a period of one year following the sale, not to solicit the Transferred Employees. In addition, pursuant to the terms of the Purchase Agreement each party agreed, subject to certain limitations, to indemnify the other for an agreed upon period following the sale for losses arising from, among other things, such party’s breach of its representations, warranties or covenants under the Purchase Agreement.

In connection with the sale, the parties will also enter into a transition services agreement designed to ensure a smooth transition of the Interconnect Technologies and Transferred Employees from Cray to Intel and to permit Cray to utilize the services of certain Transferred Employees for a limited period to complete certain of its development programs, and an agreement providing Cray with opportunities to leverage important differentiating features in certain future Intel products. Cray and Intel also will enter into intellectual property license agreements, which will permit Intel to use certain Cray intellectual property to utilize the Interconnect Technologies and Transferred Employees and permit Cray to use certain intellectual property that was sold to Intel to continue its primary business of selling high performance computing systems (with restrictions on certain uses of such intellectual property by Cray that would compete with Intel’s commercialization of the Interconnect Technologies).

A copy of the Purchase Agreement is attached as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement.

The Purchase Agreement has been attached as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Cray or Intel. The representations, warranties and covenants contained in the Purchase Agreement are subject to qualifications and limitations agreed to by the respective parties, including information contained in confidential schedules exchanged between the parties, were made only for the purposes of such agreement and as of specified dates and were solely for the benefit of the parties to such agreement. Certain of the representations and warranties have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to a contractual standard of materiality different from what might be viewed as material to investors. Investors are not third-party beneficiaries under the Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement or the date of the closing, which subsequent information may or may not be fully reflected in Cray’s public disclosures. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or condition of Cray or Intel or any of their respective subsidiaries or affiliates.

Item 8.01. Other Events.

On April 24, 2012, Cray issued a press release announcing the execution of the Purchase Agreement. A copy of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

2.1	Asset Purchase Agreement among Cray Inc., Intel Corporation and Cray Canada Corporation, dated April 24, 2012*

99.1	Press Release, dated April 24, 2012, announcing the Asset Purchase Agreement

*	Exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Cray agrees to furnish a supplemental copy of an omitted exhibit or schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

April 24, 2012

Cray Inc.

By:	/s/ Michael C. Piraino
Michael C. Piraino
Vice President Administration and General Counsel